EXHIBIT 99.1

1606 Corp. Expresses Strong Support for Adnexus Biotechnologies'

Groundbreaking AI Technology

Seattle, WA / ACCESSWIRE / December 18, 2024 – 1606 Corp. (OTC Pink: CBDW) is pleased to issue a statement in support of Adnexus Biotechnologies Inc., following the company’s recent announcement of its revolutionary Neural Temporal Fingerprinting technology for personalized health monitoring. As part of our ongoing strategic partnership, 1606 Corp. recognizes the transformative potential of Adnexus’ AI-driven advancements and looks forward to the continued development of these innovative solutions.

Adnexus’ Groundbreaking Innovation

The Neural Temporal Fingerprinting technology introduced by Adnexus leverages AI-driven analysis of EEG and ECG signals to deliver unparalleled insights into neurological and cardiovascular health. Key aspects of the technology include:

•	Neurological Prediction: AI-powered analysis of EEG data to detect early signs of neurological conditions such as Alzheimer’s, Parkinson’s, and PTSD.
•	Cardiovascular Risk Assessment: Analyzing ECG signals to assess heart health, identify arrhythmias, and predict risks of heart failure and myocardial infarction.
•	Integrated EEG/ECG Analysis: Merging both neurological and cardiovascular data to better understand the complex interplay between brain and heart health.
•	Enhanced PTSD Detection: Identifying emotional and autonomic dysregulations to provide more effective treatments for trauma survivors.

1606 Corp. views Adnexus’ breakthrough as a critical step in the future of personalized medicine and real-time health monitoring, particularly as wearables become an increasingly integral part of healthcare. We believe this innovation will significantly disrupt the growing AI-driven healthcare market, positioning both Adnexus and 1606 Corp. for future success.

Austen Lambrecht, CEO of 1606 Corp., commented:

“Adnexus’ latest development in Neural Temporal Fingerprinting is a powerful demonstration of the company’s ability to drive innovation in the healthcare sector. As a strategic partner, we are excited to support Adnexus in bringing this groundbreaking technology to market. We see tremendous potential for these AI-powered solutions to redefine the way neurological and cardiovascular conditions are diagnosed and treated, and we look forward to continuing our collaboration with Adnexus in this transformative space.”

Commitment to Innovation and Growth

The potential strategic investment by 1606 Corp. in Adnexus aligns with our long-term vision to invest in cutting-edge AI health technologies that are poised for significant growth. Adnexus previously signed a Letter of Intent with 1606 Corp. for a strategic investment by 1606 Corp. in Adnexus. The LOI terminated on November 28, 2024 but the parties are still moving forward to close the transaction. We are confident that Adnexus’ focus on AI-driven diagnostic tools and personalized health insights will play an essential role in advancing healthcare practices and improving patient outcomes.

About 1606 Corp.

1606 Corp. stands at the forefront of technological innovation, particularly in AI Chatbots. Our mission is to revolutionize customer service, addressing the most significant challenges faced by consumers in the digital marketplace. We are dedicated to transforming the IR industry through cutting-edge AI centric solutions, ensuring a seamless and efficient customer experience.

As a visionary enterprise, 1606 Corp. equips businesses with the advanced tools they need to excel in the competitive digital landscape. Our commitment to innovation and quality positions us as a leader in the field, driving the industry forward and setting new benchmarks for success and customer satisfaction.

For more information, please visit cbdw.ai.

Industry Information

The global AI market, valued at $428 billion in 2022, is anticipated to reach $2.25 trillion by 2030, with a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%. The sector is expected to employ 97 million individuals by 20251, reflecting its expansive and significant impact. This potential growth presents a compelling opportunity for investors and industry professionals interested in the AI sector.

The global wearable health technology market was valued at $70.3 billion in 2024 and is projected to reach $152.8 billion by 2029, growing at a CAGR of 16.4%2. This growth is driven by advancements in sensor technology, AI integration, and increasing consumer demand for real-time health monitoring. Adnexus’ emphasis on continuous health monitoring through wearable devices aligns directly with this market trend, particularly as consumers and healthcare providers look for tools to proactively manage chronic conditions and predict health risks.

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1 MarketsandMarkets, "Artificial Intelligence Market by Technology (Machine Learning, NLP, Computer Vision), End-User Industry (Healthcare, BFSI, Automotive, Retail, IT & Telecom), and Region - Global Forecast to 2030," 2023; PwC, "Global Artificial Intelligence Study: Exploiting the AI Revolution," 2022; McKinsey & Company, "The State of AI in 2023," 2023.

2 Grand View Research, "Wearable Medical Devices Market Size, Share & Trends Analysis Report by Product (Smartwatches, Fitness Bands, Patches), by Application (Cardiovascular, Sleep Monitoring), by Region, and Segment Forecasts, 2024 - 2029," 2023; Statista, "Global Wearable Health Technology Market Value Forecast," 2023; Frost & Sullivan, "Wearable Health Tech: The Next Frontier in Healthcare Innovation," 2023.

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AI-Powered Wearables: Wearable health devices powered by AI are increasingly being used to monitor vital signs such as heart rate, blood pressure, ECG, and EEG. Adnexus’ hybrid model combining EEG and ECG for continuous health monitoring could place it in a strong position within the rapidly growing wearable health tech market.

The global AI in healthcare market was valued at $11.8 billion in 2022 and is expected to grow at a compound annual growth rate (CAGR) of 37.2% from 2023 to 20303. This growth is driven by the increasing demand for advanced diagnostic tools, predictive analytics, and personalized treatments, which align with Adnexus’ focus on AI-powered health insights through EEG and ECG data.

Forward-Looking Statements

This press release includes forward-looking statements under federal securities laws, including projections and expectations regarding business developments, operations, and market conditions. These statements are identified by terms such as "should," "may," "intends," "anticipates," and others. While based on reasonable assumptions, results may differ due to various risks and uncertainties. Please review cautionary statements and disclosures in our filings with the SEC. The Company does not undertake any obligation to update forward-looking statements except as required by law.

Contact Information

Austen Lambrecht

CEO

austen@1606corp.com

SOURCE: 1606 Corp.

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3 Fortune Business Insights, "Artificial Intelligence in Healthcare Market Size, Share & Trends Analysis Report by Offering, by Technology, by Application, by End User, and Segment Forecasts, 2023 - 2030," 2023; ResearchAndMarkets, "AI in Healthcare Market: Global Industry Analysis, Size, Share, Growth, Trends, and Forecasts, 2023 - 2030," 2023; Grand View Research, "Artificial Intelligence in Healthcare Market Size, Share & Trends Analysis Report by Technology (Machine Learning, Natural Language Processing), by Application (Diagnostics, Drug Discovery), by End-Use, and Segment Forecasts, 2023 - 2030," 2023.

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